Exhibit 99.1

DATE:	September 5, 2013 10:30 a.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MainSource Bank Enters into Agreement to Purchase

Branch in Hope, Indiana from Old National Bank

MainSource Bank, Greensburg, Indiana:  Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, announced today that MainSource Bank has entered into a definitive agreement to purchase certain assets from Old National Bank (ONB) including its branch in Hope, Indiana.  The purchase includes the existing branch location at 8475 North State Road 9 in Hope, Indiana, as well as approximately $4 million in loans and approximately $25 million in deposits.  Also included in the agreement are the deposits associated with Old National Bank’s Greensburg, Indiana location.  The transaction remains subject to the receipt of regulatory approvals and the satisfaction of customary closing conditions.  Subject to these conditions, the branch purchase is expected to be completed in December of 2013.  MainSource Bank currently operates four full service offices in Bartholomew County as well as offices in the surrounding counties of Shelby, Johnson and Decatur.

Mr. Brown stated, “This acquisition is a strategic opportunity for MainSource Bank to extend our service to all areas of Bartholomew County.  Hope provides a natural extension of our footprint and will provide an added benefit for customers in the Bartholomew, Decatur and Shelby county markets.  In addition, it allows the residents of Hope and surrounding areas to continue banking in their local community while having the convenience of additional MainSource Bank locations in close proximity.   We believe this acquisition demonstrates our commitment to our local communities and we look forward to serving the residents and businesses of Hope.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 72 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Old National Bancorp (NASDAQ: ONB), the parent company of Old National Bank, is the largest financial services holding company headquartered in Indiana with $9.6 billion in assets. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois, Kentucky and Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward looking statements based upon management expectations.  Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the cost of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent annual report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.